Exhibit 10.17

Science Applications International Corporation

Deferred Compensation Plan

Effective January 1, 2015

Preamble	1
Part I. Definitions	2
Part II. Deferred Compensation Plan
Eligibility and Participation	7
Deferrals	7
Company Contributions	9
Distributions	9
Valuation of Accounts	10
Part III. 401(k) Excess Deferral Plan Account
Payment of EDP Account	12
Valuation of EDP Account	12
Part IV. Keystaff Deferral Plan Account
Payment of KDP Account	13
Valuation of KDP Account	14
Part V. Key Executive Stock Deferral Plan Account
Vesting and Payment of KESDP Account	15
Valuation of KESDP Account	16
Part VI. Management Stock Compensation Plan Account
Vesting and Payment of MSCP Account	17
Valuation of MSCP Account	18
Part VII. Stock Compensation Plan Account
Vesting and Payment of SCP Account	19
Valuation of SCP Account	20
Part VIII. Administrative Provisions
Administration	21
Amendment and Termination	22
Informal Funding	22
Beneficiaries	22
Claims	23
General Provisions	25

ii

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

DEFERRED COMPENSATION PLAN

Effective January 1, 2015

PREAMBLE

Science Applications International Corporation (the “Company”) maintains the Science Applications International Corporation 401(k) Excess Deferral Plan (the “EDP”), the Science Applications International Corporation Keystaff Deferral Plan (the “KDP”), the Science Applications International Corporation Key Executive Stock Deferral Plan (the “KESDP”), the Science Applications International Corporation Management Stock Compensation Plan (the “MSCP”), and the Science Applications International Corporation Stock Compensation Plan (the “SCP”) (collectively, the “Prior Plans” and each a “Prior Plan”).  Awards under the MSCP and SCP were frozen effective September 27, 2013.

Effective January 1, 2015, the Company has established this Science Applications International Corporation Deferred Compensation Plan (the “Plan” or “DCP”), and the Prior Plans are hereby merged with and into the DCP effective as of the same date or as soon as administratively possible (whichever is later).

Part I of the Plan contains definitions of terms used in this document.  Part II of the Plan sets forth the provisions applicable to amounts deferred under deferral agreements that first take effect on or after January 1, 2015.  Parts III, IV, V, VI and VII set forth provisions applicable to amounts deferred under the Prior Plans pursuant to deferral agreements that were effective prior to January 1, 2015 and to amounts otherwise credited under such Prior Plans with respect to Plan Years commencing prior to January 1, 2015.  Part VIII sets forth administrative provisions generally applicable to all components of the Plan. It is intended that, as of the Effective Date, the Plan constitute a single plan for purposes of ERISA and the Code.

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

PART I.  DEFINITIONS

Wherever used in the Plan (including the Preamble), the following terms have the meaning set forth below, unless a different meaning is clearly required by the context.

1.1  Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are unfunded within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

1.2  Account Balance. Account Balance means, with respect to any Account, the total amount accrued in such Account as of the most recent Valuation Date.

1.3  Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.

1.4  Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

1.5  Award.  Award means an award of Share Units granted to a Participant under the MSCP or the SCP prior to September 27, 2013.

1.6  Beneficiary. Beneficiary means the person or persons, estate, or trust designated by a Participant to receive amounts which are payable hereunder upon the death of the Participant. A Participant may designate a different Beneficiary to receive amounts payable under Parts III through VII of the Plan.  Beneficiary designations made by a Participant under a Prior Plan shall continue to apply to amounts payable under that part of the Plan which represents the provisions of the Plan applicable to the Prior Plan, except to the extent modified or revoked in accordance with Section 4 of Part VIII.

1.7  Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

1.8  Change in Control. Change in Control means and shall be deemed to occur if any “person” (as defined in Section 3(a)(9) of the Exchange Act), other than the Company, any subsidiary or employee benefit plan or trust maintained by the Company or a subsidiary, becomes the beneficial owners (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than thirty-five percent (35%) of the common stock of the Company outstanding at such time, without the prior approval of the Board.  For purposes of the foregoing, a subsidiary is any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, other than the last corporation in such chain, owns at least fifty percent (50%) of the total voting power in one of the other corporations in such chain.  The above definition of Change in Control shall be applied in accordance with Code Section 409A.

1.9  Claimant. Claimant means a Participant or Beneficiary filing a claim under Part VIII of this Plan.

1.10Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

1.11Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

1.12Committee. Committee means the Benefit Plans Committee appointed by the Human Resources and Compensation Committee of the Board of Directors of the Company.

1.13Company. Company means Science Applications International Corporation (or its parent corporation) and, except in determining whether a Change in Control has occurred, any successor to Science Applications International Corporation or its parent corporation or a substantial portion of their assets (with respect to Participants employed in the businesses associated with such assets).

1.14Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Part II, Section 3 of the Plan. Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

1.15Company Contribution Account.  Company Contribution Account means an Account to which Company Contributions are credited.

1.16Company Stock. Company Stock means common stock issued by Company, par value $0.0001 per share, or any other security (including preferred stock) of the Company or the Company’s ultimate parent corporation, if any, designated as Company Stock by the Committee.

1.17Compensation. Compensation means a Participant’s salary, bonus, Director fees, and such other cash compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan.  Compensation shall be determined prior to reduction for elective deferrals to this Plan or to the Employer’s qualified 401(k) plan, and for premium conversion and flexible spending amounts under a cafeteria plan described in Section 125 of the Code.  Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

1.18Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Section 2 of Part II, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Eligible Employees may defer up to eighty percent (80%) of their Compensation and Directors may defer up to one hundred percent (100%) of their Compensation for a Plan Year.

1.19Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Section 2 of Part II. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed one hundred percent (100%) of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

1.20Director.  Director means a member of the Board of Directors of the Company.

1.21Earnings. Earnings means an adjustment to the value of an Account to reflect notional earnings credited in accordance with the terms of the Plan.

1.22EDP Account.  EDP Account means the Account of a Participant under the EDP as of December 31, 2014 or the merger date (if later), and shall consist of his or her Deferral Account and Matching Account under the EDP as of such date, and Earnings attributable thereto.

1.23Effective Date. Effective Date means January 1, 2015.

1.24Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, who has been designated from time to time by the Committee or its delegate as eligible for participation in the Plan in its sole discretion.

1.25Employee. Employee means a common-law employee of an Employer.

1.26Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate, as the context requires.

1.27ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.28Exchange Act.  Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.29Fair Market Value.  Fair Market Value means, with respect to Company Stock:

(a)If the Company Stock is being valued in connection with a transaction (such as the crediting of amounts to an Account or a distribution) for which the Committee determines there is a corresponding transaction by the Trust, the net price per share of Company Stock purchased or the net proceeds per share of Company Stock sold in the transaction by the Trust, in each case including all expenses of such transaction paid by the Trust.

(b)If paragraph (a) does not apply, (i) the closing price of the Company Stock on the New York Stock Exchange on the date for which the fair market value is determined or, if there is no trading of Company Stock on such date, then the closing price of the Company Stock on the New York Stock Exchange on the next preceding date on which there was trading in such shares; or (ii) if the Company Stock is not listed, admitted or quoted, the Committee may designate such other source of data as it deems appropriate for determining such value for purposes of this Plan.

1.30KDP Account.  KDP Account means the Account of a Participant under the KDP as of December 31, 2014 or the merger date (if later), and any other amounts deferred to the KDP under deferral agreements that were effective prior to January 1, 2015 but that are credited on or after such date, and all Earnings attributable thereto.  A Participant’s KDP Account shall consist of amounts deferred (and earnings credits thereon) with respect to Plan Years beginning before January 1, 1991 (the “Pre-1991 KDP Account”) and amounts deferred (and earnings credits thereon) with respect to Plan Years beginning after December 31, 1990 (the “Post-1990 KDP Account”).

1.31KESDP Account.  KESDP Account means the Account of a Participant under the KESDP as of December 31, 2014 or the merger date (if later), and any other amounts deferred to the KESDP under deferral agreements that were effective prior to January 1, 2015 but that were credited on or after such date, and all Earnings attributable thereto.

1.32Moody’s Rate.  Moody’s Rate means the arithmetic average of yields of representative bonds in the industrials and public utilities sectors that are rated AAA, AA, A and BAA.  For Plan purposes, this rate shall be determined by the Committee based on financial services publications selected by the Committee.

1.33MSCP Account.  MSCP Account means the Account of a Participant under the MSCP as of December 31, 2014 or the merger date (if later), and all Earnings attributable thereto.  Separate MSCP Accounts shall be maintained to reflect a Participant’s MSCP Awards granted before January 1, 2005 (the “Pre-2005 MSCP Account”) and after December 31, 2004 (the “Post-2004 MSCP Account”).

1.34Participant. Participant means an Eligible Employee or a Director who has received notification of his or her eligibility to defer Compensation under the Plan under Section 1 of Part II and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee or a Director.

1.35Participating Employer. Participating Employer means the Company and each Adopting Employer.

1.36Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

1.37Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made by the Committee in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

1.38Plan. Generally, the term Plan means the “Science Applications International Corporation Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

1.39Plan Year. Plan Year means January 1 through December 31.

1.40Retirement. Retirement means a Participant’s Separation from Service after attainment of age fifty-nine and one-half (59-1/2).

1.41Retirement/Termination Account. Retirement/Termination Account means an Account established by the Committee to record the amounts payable to a Participant upon Separation from Service under Part II of the Plan.

1.42SCP Account.  SCP Account means the Account of a Participant under the SCP as of December 31, 2014 or the merger date (if later), and all Earnings attributable thereto.  Separate SCP Accounts shall be maintained to reflect Awards granted before January 1, 2005 (the “Pre-2005 SCP Account”) and after December 31, 2004 (the “Post-2004 SCP Account”).

1.43Separation from Service.  Separation from Service means an Employee’s termination of employment with the Employer. A Director incurs a Separation from Service upon the expiration of all contracts with the Employer, provided the contractual relationship has in good faith been completely terminated.  Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to twenty percent (20%) or less of the average services rendered by the Employee during the immediately preceding thirty-six (36) month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

If a Participant is both a Director and an Employee, the services provided as a Director shall be disregarded in determining whether there has been a Separation from Service as an Employee, and the services provided as an Employee shall be disregarded in determining whether there has been a Separation from Service as a Director, provided the portion of the Plan in which the Participant participates as a Director is substantially similar to arrangements covering non-Employee Directors.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer and each Affiliate, except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

1.44Share Unit.  Share Unit means an interest in a notional share of Company Stock.  A full Share Unit shall be the equivalent to a full share of Company Stock, and a partial Share Unit shall be equivalent to the corresponding fraction of a share of Company Stock.

1.45Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable at a future date under Part II of the Plan, as specified in the Participant’s Compensation Deferral Agreement. A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name as established by the Committee without affecting the meaning thereof.

1.46Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, and any stock of the Company or any Affiliate is actively traded on an established securities market or otherwise.

An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the twelve (12) month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire twelve (12) month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(4) (wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the employer maintaining the plan, to the extent such amounts are includible in gross income or would be includible but for an election under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), including the earned income of a self-employed individual) and reported in Box 5 of Form W-2; provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections

872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary: (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Committee elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

1.47Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

1.48Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

1.49Substantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treas. Reg. Section 1.409A-1(d).

1.50Termination of Affiliation.  Termination of Affiliation means any termination of employment with the Company by an Employee, as determined by the Committee, whether by reason of death, long-term disability, voluntary resignation, layoff, discharge, or otherwise.  Furthermore, if an Employee is employed by a direct or indirect subsidiary of the Company, such an Employee will have a Termination of Affiliation upon the divestiture of the subsidiary.  The Committee shall have the discretion to establish rules and make determinations as to what constitutes a Termination of Affiliation including, without limitation, change of status (e.g., part-time, consulting Employee, etc.) or leave of absence.  A Termination of Affiliation may occur regardless of whether an Employee has had a Separation from Service.

1.51Trust.  The grantor trust or trusts established by the Company that may be used to pay benefits to Participants and Beneficiaries under the Plan.

1.52Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example,  as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.  Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan.

1.53Valuation Date. Valuation Date means each Business Day.

PART II.  DEFERRED COMPENSATION PLAN

The purpose of Part II of the Plan is to further the business interests of the Company by providing Eligible Employees and Directors an opportunity to defer some or all of their Compensation on an unfunded, nonqualified basis in “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees”, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

Section 1.  Eligibility and Participation.

1.1  Commencement of Participation. An Eligible Employee or a Director becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions on his or her behalf, or (ii) the effective date of the Participant’s Compensation Deferral Agreement.

1.2  Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee or a Director. A Participant who is no longer an Eligible Employee or a Director but has not Separated from Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 5. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

Section 2.  Participant Deferrals

2.1  Deferral Elections, Generally.

(a)A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 2.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 2.2.

(b)The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Retirement/Termination Account or to a Specified Date Account. If no designation is made, Deferrals shall be allocated to the Retirement/Termination Account first established by the Participant or, if none, to a Retirement/Termination Account that is payable in a lump sum. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the Payment Schedule specified in Section 4.

2.2  Timing Requirements for Compensation Deferral Agreements.  Subject to any further restrictions specified by the Committee:

(a)First Year of Eligibility. In the case of the first year in which an Eligible Employee or a Director becomes eligible to participate in the Plan, he or she has up to thirty (30) days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such thirty (30) day period. The determination of whether an Eligible Employee or a Director may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)Prior Year Election. Except as otherwise provided in this Section 2.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c)Performance-Based Compensation. Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(i)the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.  However, if the Participant terminates employment prior to the payment of Performance-Based Compensation but remains entitled to the payment of such amount (or a substitute amount), any election to defer such Performance Based Compensation shall apply to the payment (or substitute amount).

(d)Short-Term Deferrals. Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Section 4.10, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 4.10(b) shall not apply to payments attributable to a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).

(e)Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the thirtieth (30th) day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such thirtieth (30th) day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(f)Company Awards. Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant who is otherwise eligible to participate in the Plan (or will be eligible upon commencement of employment) prior to the date the Participant has a legally binding right to such Compensation.

(g)“Evergreen” Deferral Elections. The Committee, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period in which the Participant remains an Eligible Employee or Director. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 2.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for any Plan Year for which such election would otherwise be revocable under this Section 2.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 2.6 will be required to file a new Compensation Deferral Agreement under this Part II in order to recommence Deferrals under the Plan.

(h)Irrevocability of Elections.  A Compensation Deferral Agreement becomes irrevocable with respect to Compensation as of the day immediately following the latest date for filing such election.

2.3  Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one of up to six Specified Date Accounts and/or Retirement/Termination Accounts. The Committee may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account (for example, the third Plan Year following the year Compensation is allocated to such accounts.).

2.4  Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

2.5  Vesting. Participant Deferrals shall be one hundred percent (100%) vested at all times.

2.6  Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six (6) months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the fifteenth (15th) day of the third (3rd) month following the date the Participant incurs the disability (as defined in this paragraph (iii)).

Section 3.  Company Contributions.

3.1  Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Participating Employer. Such contributions will be credited to the Company Contribution Account.

3.2  Vesting. Company Contributions described in Section 3.1, above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee at or before the time that the Company Contribution is made.  If no such vesting schedule is established, Company Contributions shall be one hundred percent (100%) vested.  All Company Contributions shall be one hundred percent (100%) vested if a Participant Separates from Service due to death, or a Change in Control occurs while the Participant is actively employed.  The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 3.2 shall be forfeited.

Section 4.  Distributions.

4.1  Retirement/Termination Accounts.  A Participant’s Retirement/Termination Accounts shall be distributed in the month following his or her Separation from Service, based on the value of the Account(s) as of the end of the month in which Separation from Service occurs; provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made or begin in the seventh (7th) month following the month in which such Separation from Service occurs, based on the value of the Account(s) as of the end of the month preceding the month of payment. Except as otherwise provided in this Section 4, payment of the Account shall be made in a single lump sum, unless both (i) the Participant elects on the Compensation Deferral Agreement with which the Account was established to have such Account paid in annual installments over five (5), ten (10) or fifteen (15) years, and (ii) the Participant’s Separation from Service was due to Retirement.

4.2  Specified Date Accounts.  A Participant’s Specified Date Accounts shall be distributed in the month following the month specified by him or her in the Compensation Deferral Agreement with which the Account was established, based on the value of the Account(s) as of the end of the designated month. Except as otherwise provided in this Section 4, payment of the Account shall be made in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the Account was established, to have such Account paid in two (2) to five (5) annual installments; provided, however, that any balance remaining in a Specified Date Account as of a Participant’s Separation from Service shall be distributed in a single lump sum; further provided that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, such lump sum payment will be made or begin in the seventh (7th) month following the month in which such Separation from Service occurs.

4.3  Company Contribution Account.  The vested balance of a Participant’s Company Contribution Account shall be distributed in the month following his or her Separation from Service, based on the value of the Account as of the end of the month in which Separation from Service occurs; provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made or begin in the seventh (7th) month following the month in which such Separation from Service occurs, based on the value of the Account as of the end of the month preceding the month of payment. Except to the extent modified in accordance with Section 4.10 or as otherwise provided in this Section 4, payment of the Account shall be made in a single lump sum.

4.4  Death.  Notwithstanding anything to the contrary in this Section 4, all remaining vested balances in a Retirement/Termination Account, Specified Date Account or Company Contribution Account upon the death of the Participant shall be paid to his or her Beneficiary in a single lump sum within ninety (90) days of the date of the Participant’s death.

4.5  Change in Control.  Notwithstanding anything to the contrary in this Section 4, in the event of a Change in Control, all remaining vested balances in a Retirement/Termination Account, Specified Date Account or Company Contribution Account shall be distributed to the Participant in a single lump sum within ninety (90) days of the date of the Change in Control.

4.6  Small Balances.  Notwithstanding anything to the contrary in this Section 4, the Committee may direct an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed at the same time.

4.7  Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Section 4, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7), provided that the Committee treats similarly-situated Participants on a reasonably consistent basis.

4.8  Unforeseeable Emergency.  A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the Participant's Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date, and then from any Retirement/Termination Accounts, beginning with the Account with the longest payment period, and then from the vested balance (if any) of the Participant’s Company Contribution Account. Emergency payments shall be paid in a single lump sum within the ninety (90) day period following the date the payment is approved by the Committee.

4.9  Rules Applicable to Installment Payments.  If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.  For purposes of Section 4.9, installment payments will be treated as a single form of payment.

4.10Modifications to Payment Schedules.  A Participant may make one (1) change to the Payment Schedule elected by him or her with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Section 4.10.

(a)Time of Election. The election shall not take effect until twelve (12) months after the date the election is made, and the election must be submitted at least twelve (12) months prior to the date the first payment would be made absent the election.

(b)Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five (5) years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

(c)Effective Date. A modification election submitted in accordance with this Section 4.10 is irrevocable upon receipt by the Committee and becomes effective twelve (12) months after such date.

(d)Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

Section 5.  Valuation of Accounts.

5.1  Crediting of Deferrals and Company Contributions. Deferrals shall be credited to the appropriate Accounts as soon as reasonably practicable after the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Company Contribution Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

5.2  Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Section 5 (“investment allocation”).

5.3  Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

5.4  Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.
A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee.  Allocation among the investment options must be designated in increments of one percent (1%). The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day with respect to future credits to the Plan. With the exception of investments in Company Stock, a participant may also change an investment allocation on any Business Day with respect to existing Account Balances.  Changes must be made in accordance with procedures adopted by the Committee and shall become effective as soon as reasonably practicable after receipt by the Committee and shall be applied prospectively.  A Participant may not re-allocate an investment in Company Stock into another investment option once it has been credited to the Company Stock investment option.

5.5  Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

5.6  Company Stock. The Committee may include Company Stock as one of the investment options described in Section 5.3.

(a)A Participant who elects to allocate Deferrals or Company Contributions to the Company Stock investment option shall be credited with a number of whole and fractional Share Units, such number to be determined by dividing the amount of Deferrals or Company Contributions allocated by the Participant to the Company Stock investment option by the Fair Market Value of a share of Company Stock.  The value of each Share Unit allocated to the Participant’s Account shall equal the Fair Market Value of a share of Company Stock.

(b)If a cash dividend or other cash distribution is paid by the Company on shares of Company Stock, the Participant’s Account shall be credited with dividend equivalents in the form of additional Share Units, such number to be determined by multiplying the per share dividend paid by the Company on actual shares by the number of Share Units credited to the Participant’s Account as of the dividend payment record date, and dividing the result by the Fair Market Value of a share of Company Stock.

(c)The Committee may, in its sole discretion, limit the investment allocation of Company Contributions or specified Participant Deferrals to Company Stock. Participants may not re-allocate an investment in Company Stock into another investment option but may change the investment allocation on future credits to the Plan.

(d)The portion of an Account that is invested in Company Stock will be paid under Section 4 in the form of whole shares of Company Stock, with fractional shares paid in cash or used to satisfy tax withholding obligations, as determined by the Committee in its discretion.   If an Account is to be paid in installments, the Committee will determine the portion of each payment that will be paid in the form of Company Stock.

PART III.  401(k) EXCESS DEFERRAL PLAN ACCOUNT

The Company initially adopted the Science Applications International Corporation 401(k) Excess Deferral Plan (the “EDP”) effective September 27, 2013 in order to assume liabilities transferred to it from the Leidos, Inc. 401(k) Excess Deferral Plan (formerly the Science Applications International Corporation 401(k) Excess Deferral Plan).  The EDP was subsequently amended and restated effective January 16, 2014, and is now being merged into this Plan effective January 1, 2015 or as soon as administratively practicable (whichever is later).  No further deferrals or Company contributions shall be made under this Part III on or after January 1, 2015.  The purpose of this Part III is to document the provisions governing the time and form of payment of amounts deferred to or credited under the EDP prior to January 1, 2015, and the manner in which EDP Accounts shall be valued.

In addition, this amended and restated EDP forming Part III of the Plan is intended to continue to satisfy the requirements of Section 409A, including the transition rules and exemptive relief provisions thereunder, and shall be construed consistent with that intent.  For purposes of Section 409A compliance, the entirety of a Participant’s EDP Account is subject to Section 409A and this Part III shall be interpreted and administered in a manner consistent with such requirements.

Except as otherwise specifically provided herein, the rights and benefits, if any, of an individual who was a participant in the EDP and who ceased to be a participant in the EDP on or prior to December 31, 2014, will be determined in accordance with the provisions of the EDP as in effect on the date he or she ceased to be a participant, subject to such amendments as shall apply in accordance with the requirements of Section 409A as applicable.

Section 1.  Vesting and Payment of EDP Account.  A Participant’s EDP Account is one hundred percent (100%) vested.  A Participant’s EDP Account shall be distributed, or commence to be distributed, upon the first to occur of the following events set forth in this Section 1, in the manner described herein.

1.1  Separation from Service.  Within ninety (90) days of the Participant’s Separation from Service, or as soon as administratively feasible thereafter, the EDP Account shall be distributed to the Participant in a single lump sum or, if elected by the Participant prior to his or her initial participation in the EDP, in annual installments over a period not to exceed ten (10) years.  A Participant shall be permitted to make one (1) change to the form of payment elected in accordance with this Section 1.1, provided (i) the election shall not take effect until twelve (12) months after the date the election is made, and (ii) the election is submitted at least twelve (12) months prior to the date the first payment would be made absent the election.  Following any change to the elected form of payment, payment shall be made or begin on the date that is five (5) years following the date payment would have commenced absent the change in the election.

Notwithstanding anything to the contrary in this Section 1.1, if a Participant is a Specified Employee as of his or her date of Separation from Service, no payments shall be made until the earlier of (i) the date which is six (6) months after such Participant’s Separation from Service or (ii) the date of the Participant’s death.

1.2  Small Balances.  Notwithstanding anything to the contrary in Section 1.1, the Committee may direct an immediate lump sum payment of the Participant’s EDP Account if the balance of such Account, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed at the same time.

1.3  Unforeseeable Emergency.  As soon as administratively feasible following the Committee’s receipt and approval of a request for an Unforeseeable Emergency withdrawal, that portion of the Participant’s EDP Account that does not exceed the amount of the emergency need (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal, and taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan) shall be distributed to the Participant or Beneficiary in a single lump sum.  Withdrawals under this Section 1.3 shall be made first from the Participant’s EDP Deferral Account until exhausted, and then from the Participant’s EDP Matching Account.

1.4  Death.  As soon as administratively feasible following the death of a Participant, the remaining balance of the Participant’s EDP Account shall be distributed in a single lump sum to the Beneficiary of the Participant.

1.5  Change in Control.    As soon as administratively feasible following the occurrence of a Change in Control, the Participant’s EDP Account shall be distributed in a single lump sum.

Section 2.  Valuation of EDP Account.  A Participant’s EDP Account shall be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of Section 5 of Part II of the Plan.

PART IV.  KEYSTAFF DEFERRAL PLAN ACCOUNT

The Company initially adopted the Science Applications International Corporation Keystaff Deferral Plan (the “KDP”) effective September 27, 2013 in order to assume liabilities transferred to it from the Leidos, Inc. Keystaff Deferral Plan (formerly the Science Applications International Corporation Keystaff Deferral Plan).  The KDP is being merged into this Plan effective January 1, 2015 or as soon as administratively practicable (whichever is later).  Except with respect to amounts deferred under the KDP pursuant to deferral agreements that first took effect prior to January 1, 2015, no deferrals shall be permitted under this Part IV.  The purpose of this Part IV is to document the provisions governing the time and form of payment of amounts credited to a Participant’s KDP Account and the manner in which the KDP Account will be valued.

In addition, this Part IV of the Plan is intended to continue to satisfy the requirements of Section 409A, including the transition rules and exemptive relief provisions thereunder, and shall be construed consistent with that intent.  For purposes of Section 409A compliance, the entirety of a Participant’s KDP Account is subject to Section 409A and this Part IV shall be interpreted and administered in a manner consistent with such requirements.

Except as otherwise specifically provided herein, the rights and benefits, if any, of an individual who was a participant in the KDP and who ceased to be a participant on or prior to December 31, 2014, will be determined in accordance with the provisions of the KDP as in effect on the date he or she ceased to be a participant and in accordance with the requirements of Section 409A as applicable.

Section 1.  Vesting and Payment of KDP Account.  A Participant’s KDP Account is one hundred percent (100%) vested.  A Participant’s KDP Account shall be distributed, or commence to be distributed, upon the first to occur of the following events set forth in this Section 1, in the manner described herein.

1.1  Separation from Service.  Within ninety (90) days of the Participant’s Separation from Service for reasons other than Retirement or any Separation of Service that occurs prior to one year of participation in the KDP, or as soon as administratively feasible thereafter, the KDP Account (including any earnings credited thereto regardless of the length of the Participant’s participation in the Plan) shall be distributed to the Participant in a single lump sum.   Notwithstanding anything to the contrary in this Section 1.1, if a Participant is a Specified Employee as of his or her date of Separation from Service, no payments shall be made until the earlier of (i) the date which is six (6) months after such Participant’s Separation from Service or (ii) the date of the Participant’s death.

1.2  Retirement.  Upon the Participant’s Separation from Service due to Retirement, provided the Participant participated in the KDP for at least one year, the KDP Account shall be distributed to the Participant in annual installments over a period of five (5) years or, if elected by the Participant prior to his or her participation in the KDP, in a single lump sum or in annual installments over a period of ten (10) or fifteen (15) years.  The lump sum payment shall be made, or installments shall commence, within ninety (90) days of the Participant’s Separation from Service, with subsequent annual installments paid on the anniversary of the initial installment.  A Participant shall be permitted to make one (1) change to the form of payment elected in accordance with this Section 1.2, provided (i) the election shall not take effect until twelve (12) months after the date the election is made, and (ii) the election is submitted at least twelve (12) months prior to the date the first payment would be made absent the election.  Following any change to the elected form of payment, payment shall be made or begin on the date that is five (5) years following the date payment would have commenced absent the change in the election.

Notwithstanding anything to the contrary in this Section 1.2, if a Participant is a Specified Employee as of his or her date of Separation from Service, no payments shall be made until the earlier of (i) the date which is six months after such Participant’s Separation from Service or (ii) the date of the Participant’s death.

Any installment payments made pursuant to this Section 1.2 shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.  For purposes of this Section 1.2, installment payments will be treated as a single form of payment.

1.3  Small Balances.  Notwithstanding anything to the contrary in Section 1.2, the Committee may direct an immediate lump sum payment of the Participant’s KDP Account if the balance of such Account, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed at the same time.

1.4  Unforeseeable Emergency.  As soon as administratively feasible following the Committee’s receipt and approval of a request for an Unforeseeable Emergency withdrawal, that portion of the Participant’s KDP Account that does not exceed the amount of the emergency need (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal, and taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan) shall be distributed to the Participant or Beneficiary in a single lump sum.  The Participant shall specify whether withdrawals under this Section 1.4 shall be made from the Participant’s Pre-1991 KDP Account, Post-1990 KDP Account, or both.

1.5  Death.  Within ninety (90) days of the Participant’s death, or as soon as administratively feasible thereafter, the remaining balance of the Participant’s KDP Account shall be distributed in a single lump sum to the Beneficiary of the Participant; provided, however, that in the event death occurs prior to January 1, 2016 and the Participant is an active Employee who is eligible for Retirement at the time of his or her death, the remaining balance of the Participant’s KDP Account shall be paid, or continue to be paid, in accordance with the Participant’s elections made under Section 1.2.

1.6  Change in Control.    As soon as administratively feasible following the occurrence of a Change in Control, the Participant’s KDP Account shall be distributed in a single lump sum.

Section 2.  Valuation of KDP Account.  A Participant’s KDP Account shall be credited quarterly with Earnings based on the average Account Balance for that quarter.  The rate of interest applied to the Pre-1991 KDP Account shall be at a base rate equivalent to an annual rate equal to Moody’s Rate, and the rate applicable to the Post-1990 KDP Account shall be at a base rate equivalent to an annual rate equal to the Moody’s Rate less one percent (1%).  In each case, the Moody’s Rate in effect on the last business day of each Plan Year shall be used to determine the applicable rate of interest applied during the subsequent Plan Year.  Notwithstanding anything to the contrary in this Section 2 and subsequent to the merger into the DCP, the Committee may permit a Participant to elect to have all or any portion of his KDP Account (in one percent (1%) increments) allocated to the investment options specified in Section 5 of Part II of the Plan and, to the extent such allocation is made, the Participant’s KDP Account shall be credited with Earnings on each Business Day, based upon such allocation in accordance with the provisions of Section 5 of Part II of the Plan.

PART V.  KEY EXECUTIVE STOCK DEFERRAL PLAN ACCOUNT

The Company initially adopted the Science Applications International Corporation Key Executive Stock Deferral Plan (the “KESDP”) effective September 27, 2013 in order to assume liabilities transferred to it from the Leidos, Inc. Key Executive Stock Deferral Plan (formerly the Science Applications International Corporation Key Executive Stock Deferral Plan).  The KESDP is being merged into this Plan effective January 1, 2015 or as soon as administratively practicable (whichever is later).  Except with respect to amounts deferred under the KESDP pursuant to deferral agreements that first took effect prior to January 1, 2015, no deferrals shall be permitted under this Part V.  The purpose of this Part V is to document the provisions governing the time and form of payment of amounts credited to a Participant’s KESDP Account and the manner in which the KESDP Account will be valued.

In addition, this Part IV of the Plan is intended to continue to satisfy the requirements of Section 409A, including the transition rules and exemptive relief provisions thereunder, and shall be construed consistent with that intent.  For purposes of Section 409A compliance, the entirety of a Participant’s KESDP Account is subject to Section 409A and this Part IV shall be interpreted and administered in a manner consistent with such requirements.

Except as otherwise specifically provided herein, the rights and benefits, if any, of an individual who was a participant in the KESDP and who ceased to be a participant on or prior to December 31, 2014, will be determined in accordance with the provisions of the KESDP as in effect on the date he or she ceased to be a participant and in accordance with the requirements of Section 409A as applicable.

Section 1.  Vesting and Payment of KESDP Account.

1.1  Vesting of Account Balances.  A Participant’s KESDP Account Balance shall be one hundred percent (100%) vested except with respect to the portion of the Account attributable to vesting bonuses awarded under the Company’s Bonus Compensation Plan.  Such portion, and any dividend equivalents attributable thereto, shall become vested (and the nonvested portion forfeited) at the time or times the bonus would have become vested (or the nonvested portion forfeited) under the Bonus Compensation Plan without regard to deferral under the KESDP.  Any Share Units represented by such forfeited portion shall be deducted from the Participant’s KESDP Account.  In addition, a Participant’s KESDP Account Balance shall be one hundred percent (100%) vested upon a Change in Control prior to a Termination of Affiliation.

1.2  Time and Form of Payment.  A Participant’s KESDP Account shall be distributed, or commence to be distributed, upon the first to occur of the following events set forth in this Section 1.2, in the manner described herein. All payments shall be made in the form of Company Stock, except that fractional shares shall, as determined according to procedures established by the Committee, be distributed in cash or applied towards satisfying tax withholding obligations with respect to Participants’ distributions.  If the Participant’s KESDP Account Balance includes amounts that will continue to vest after a lump sum payment is made, additional distributions shall be made within ninety (90) days of the date any additional amounts become vested, but no later than two and one-half (2½) months after the Plan Year in which such vesting occurs.  If the Participant’s KESDP Account Balance includes amounts that will continue to vest after installment payments commence, any Share Units that vest after a distribution will be added to the Account Balance and distributed ratably over the remaining series of annual payments.

(a)Separation from Service.  Within ninety (90) days of the Participant’s Separation from Service for reasons other than Retirement, or as soon as administratively feasible thereafter, the vested portion of the KESDP Account shall be distributed to the Participant in a single lump sum.  Notwithstanding anything to the contrary in this paragraph (a), if a Participant is a Specified Employee as of his or her date of Separation from Service, no payments shall be made until the earlier of (i) the date which is six months after such Participant’s Separation from Service or (ii) the date of the Participant’s death.

(b)Retirement.  Upon the Participant’s Separation from Service due to Retirement, the vested KESDP Account shall be distributed to the Participant in a single lump sum or, if elected by the Participant prior to his or her participation in the KESDP, in annual installments over a period of five (5), ten (10) or fifteen (15) years.  The lump sum payment shall be made, or installments shall commence, within ninety (90) days of the Participant’s Separation from Service, with subsequent annual installments paid on the anniversary of the initial installment.  A Participant shall be permitted to make one (1) change to the form of payment elected in accordance with this paragraph (b), provided (i) the election shall not take effect until twelve (12) months after the date the election is made, and (ii) the election is submitted at least twelve (12) months prior to the date the first payment would be made absent the election.  Following any change to the elected form of payment, payment shall be made or begin on the date that is five (5) years following the date payment would have commenced absent the change in the election.

Notwithstanding anything to the contrary in this paragraph (a) or (b), if a Participant is a Specified Employee as of his or her date of Separation from Service, no payments shall be made until the earlier of (i) the date which is six months after such Participant’s Separation from Service or (ii) the date of the Participant’s death.

Any installments made pursuant to this paragraph (b) shall be equal to the number of shares credited to the KESDP Account as of the date payments commence divided by the number of annual payments elected.  By way of example, if a Participant elects to receive payment in fifteen (15) annual installments, each installment shall include one-fifteenth (1/15th) of the number of shares distributable to the Participant.

(c)Small Balances.  Notwithstanding anything to the contrary in paragraph (b), the Committee may direct an immediate lump sum payment of the Participant’s KESDP Account if the balance of such Account, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed at the same time.

(d)Unforeseeable Emergency.  As soon as administratively feasible following the Committee’s receipt and approval of a request for an Unforeseeable Emergency withdrawal, that portion of the Participant’s vested KESDP Account that does not exceed the amount of the emergency need (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal, and taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan) shall be distributed to the Participant or Beneficiary in a single lump sum.

(e)Death.  Within ninety (90) days of the Participant’s death, or as soon as administratively feasible thereafter, the remaining balance of the Participant’s vested KESDP Account shall be distributed in a single lump sum to the Beneficiary of the Participant.

(f)Change in Control.  As soon as administratively feasible following the occurrence of a Change in Control, the Participant’s vested KESDP Account shall be distributed in a single lump sum.

Section 2.  Valuation of KESDP Account.  A Participant’s KESDP Account consists of Share Units allocated to his KESDP Account prior to the merger of the KESDP into the Plan.  The value of a Share Unit as of any date of determination shall equal the Fair Market Value of a share of Company Stock as of such date.  A Participant shall not be allowed to re-allocate his or her KESDP Account into other investment options that may be available under the Plan.

As of any date that the Company pays an ordinary dividend, each Participant’s Account shall be credited with an ordinary dividend equivalent amount.  For Deferrals made before April 1, 2014, such ordinary dividend equivalent amount shall be credited to each Participant’s Account in the form of a number of Share Units (including partial Share Units) determined by dividing the Participant’s ordinary dividend equivalent amount (expressed in dollars) by the Fair Market Value of a share of Company Stock as of the crediting date.  For Deferrals made on or after April 1, 2014, such ordinary dividend equivalent amount shall be credited to each Participant’s Account in cash as of the crediting date.  Dividend amounts credited to a Participant’s Account shall be fully vested at all times; provided, however, that amounts credited to a Participant’s Account with respect to the unvested portion of the Account balance shall vest (or be forfeited) in accordance with the provisions of Section 1.1.

PART VI.  MANAGEMENT STOCK COMPENSATION PLAN ACCOUNT

The Company initially adopted the Science Applications International Corporation Management Stock Compensation Plan (the “MSCP”) effective September 27, 2013 in order to assume liabilities transferred to it from the Leidos, Inc. Management Stock Compensation Plan (formerly the Science Applications International Corporation Management Stock Compensation Plan).  The MSCP is being merged into this Plan effective January 1, 2015 or as soon as administratively practicable (whichever is later).  No Awards shall be made under this Part VI on or after January 1, 2015.  The purpose of this Part VI is to document the provisions governing the time and form of payment of amounts credited to a Participant’s MSCP Account and the manner in which the MSCP Account shall be valued.

In addition, this Part VI of the Plan is intended to continue to satisfy the requirements of Section 409A, including the transition rules and exemptive relief provisions thereunder, and shall be construed consistent with that intent.  For purposes of Section 409A compliance, the entirety of a Participant’s MSCP Account is subject to Section 409A and this Part VI shall be interpreted and administered in a manner consistent with such requirements.

Except as otherwise specifically provided herein, the rights and benefits, if any, of an individual who was a participant in the MSCP and who ceased to be a participant on or prior to December 31, 2014, will be determined in accordance with the provisions of the MSCP as in effect on the date he or she ceased to be a participant and in accordance with the requirements of Section 409A as applicable.

Section 1.  Vesting and Payment of MSCP Account.

1.1  Vesting of Account Balances.  Each Account to which an Award is credited shall be subject to a vesting schedule, not to exceed seven (7) years, in accordance with the terms of such Award.  A Participant’s vested interest in an Account shall not increase after his or her Termination of Affiliation.  However, in the event a Participant’s Termination of Affiliation is due to his or her death, or in the event of a Change in Control prior to Termination of Affiliation, all Accounts of the Participant under this Part VI shall become one hundred percent (100%) vested.  Any Share Units which are forfeited shall be deducted from the Participant’s MSCP Account.

1.2  Time and Form of Payment.

(a)Awards Granted Prior to January 1, 2005.  If the Participant filed such an irrevocable election under the MSCP within ninety (90) days following the date of the Award, the vested portion of the Participant’s Account shall be distributed in a single lump sum within a reasonable period of time following the Participant’s Separation from Service; provided, however, that such payment shall be made no later than the last day of the calendar year in which the applicable payment date occurs or, if later, the fifteenth day of the third calendar month following the applicable payment date.

(b)Awards Granted On or After January 1, 2005.  The vested portion of the Participant’s Account shall be distributed, or commence to be distributed, within a reasonable period of time following the date the Participant has a Separation from Service; provided, however, that such payments shall be made or commence no later than the last day of the calendar year in which the Separation from Service occurs or, if later, the fifteenth day of the third calendar month following the date of the Separation from Service.  If the Participant made a timely election as to the form of payment and he or she Separates from Service due to Retirement, the Account shall be distributed in a single lump sum or in annual installments over a five (5) year period, as elected.  If no form of payment elect was timely made, or if the Participant Separates from Service prior to Retirement, the Account shall be distributed in a single lump sum.  A Participant shall be permitted to make one (1) change to the form of payment elected in accordance with this paragraph (a), provided (i) the election shall not take effect until twelve (12) months after the date the election is made, and (ii) the election is submitted at least twelve (12) months prior to the date the first payment would be made absent the election.  Following any change to the elected form of payment, payment shall be made or begin on the date that is five (5) years following the date payment would have commenced absent the change in the election.

(c)Medium of Payment.  All payments shall be made in the form of Company Stock, except that fractional shares shall, as determined according to procedures established by the Committee, be distributed in cash or applied towards satisfying tax withholding obligations with respect to Participants’ distributions. Installment payments shall be spread in approximately equal number of shares of Company Stock over the payout period.

(d)Delay for Specified Employees.  Notwithstanding anything to the contrary in this paragraph Section 1.2, if a Participant is a Specified Employee as of his or her date of Separation from Service, any payment that is made on account of such Separation from Service shall not be made until the earlier of (i) the date which is six (6) months after such Participant’s Separation from Service or (ii) the date of the Participant’s death.

(e)Small Balances. Notwithstanding anything to the contrary in paragraph (b), the Committee may direct an immediate lump sum payment of the Participant’s MSCP Account if the balance of such Account, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed at the same time.

(f)Unforeseeable Emergency.  As soon as administratively feasible following the Committee’s receipt and approval of a request for an Unforeseeable Emergency withdrawal, that portion of the Participant’s vested MSCP Account that does not exceed the amount of the emergency need (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal, and taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan) shall be distributed to the Participant or Beneficiary in a single lump sum.

(g)Death.  Within ninety (90) days of the Participant’s death, or as soon as administratively feasible thereafter, the remaining balance of the Participant’s vested MSCP Account shall be distributed in a single lump sum to the Beneficiary of the Participant; provided, however, that in the event death occurs prior to January 1, 2016, and after the Participant is an active Employee at the time of his or her death and is eligible for Retirement, the remaining balance of the Participant’s MSCP Account shall be paid, or continue to be paid, in accordance with the Participant’s elections made under Section 1.2(b).

(h)Change in Control.  As soon as administratively feasible following the occurrence of a Change in Control, the Participant’s vested MSCP Account shall be distributed in a single lump sum.

Section 2.  Valuation of MSCP Account.  A Participant’s MSCP Account consists of Share Units allocated to his or her MSCP Account prior to the merger of the MSCP into the Plan.  The value of a Share Unit as of any date of determination shall equal the Fair Market Value of a share of Company Stock as of such date.  If the Company pays a cash dividend or other cash distribution on shares of Company Stock, the Participant’s MSCP Account shall be credited with dividend equivalents in the form of additional Share Units, determined by multiplying the number of Share Units by the per share dividend paid on Company Stock, and then dividing the result by the Fair Market Value of a share of Company Stock on the crediting date.  A Participant shall not be allowed to re-allocate his or her MSCP Account into other investment options that may be available under the Plan.

PART VII.  STOCK COMPENSATION PLAN ACCOUNT

The Company initially adopted the Science Applications International Corporation Stock Compensation Plan (the “SCP”) effective September 27, 2013 in order to assume liabilities transferred to it from the Leidos, Inc. Stock Compensation Plan (formerly the Science Applications International Corporation Stock Compensation Plan).  The SCP is being merged into this Plan effective January 1, 2015 or as soon as administratively practicable (whichever is later).  No awards shall be made under this Part VII on or after January 1, 2015.  The purpose of this Part VII is to document the provisions governing the time and form of payment of amounts credited to a Participant’s SCP Account.

In addition, this Part VII of the Plan is intended to continue to satisfy the requirements of Section 409A, including the transition rules and exemptive relief provisions thereunder, and shall be construed consistent with that intent.  For purposes of Section 409A compliance, the entirety of a Participant’s SCP Account is subject to Section 409A and this Part VII shall be interpreted and administered in a manner consistent with such requirements.

Except as otherwise specifically provided herein, the rights and benefits, if any, of an individual who was a participant in the SCP and who ceased to be a participant on or prior to December 31, 2014, will be determined in accordance with the provisions of the SCP as in effect on the date he or she ceased to be a participant and in accordance with the requirements of Section 409A as applicable.

Section 1.  Vesting and Payment of SCP Account.

1.1  Vesting of Account Balances.  Each Account to which an Award is credited shall be subject to a vesting schedule, not to exceed seven (7) years, in accordance with the terms of such Award.  A Participant’s vested interest in an Account shall not increase after his or her Termination of Affiliation.  However, in the event a Participant’s Termination of Affiliation is due to his or her death, or in the event of a Change in Control prior to Termination of Affiliation, all Accounts of the Participant under this Part VII shall become one hundred percent (100%) vested.  Any Share Units which are forfeited shall be deducted from the Participant’s SCP Account.

1.2  Time and Form of Payment.

(a)Vesting.  Each Account of the Participant shall be distributed in a single lump sum within a reasonable period of time following the date such Account vests; provided, however, that such payment shall be made no later than the last day of the calendar year in which the applicable vesting date occurs or, if later, the fifteenth day of the third calendar month following the applicable vesting date.  All payments shall be made in the form of Company Stock, except that fractional shares shall, as determined according to procedures established by the Committee, be distributed in cash or applied towards satisfying tax withholding obligations with respect to Participants’ distributions. Notwithstanding anything to the contrary in this paragraph (a), if a Participant is a Specified Employee as of his or her date of Separation from Service, any payment that is made on account of such Separation from Service shall not be made until the earlier of (i) the date which is six months after such Participant’s Separation from Service or (ii) the date of the Participant’s death.

(b)Unforeseeable Emergency.  As soon as administratively feasible following the Committee’s receipt and approval of a request for an Unforeseeable Emergency withdrawal, that portion of the Participant’s vested SCP Account that does not exceed the amount of the emergency need (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal, and taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan) shall be distributed to the Participant or Beneficiary in a single lump sum.

(c)Death.  Within ninety (90) days of the Participant’s death, or as soon as administratively feasible thereafter, the remaining balance of the Participant’s vested SCP Account shall be distributed in a single lump sum to the Beneficiary of the Participant.

(d)Change in Control.  As soon as administratively feasible following the occurrence of a Change in Control, the Participant’s vested SCP Account shall be distributed in a single lump sum.

Section 2.  Valuation of SCP Account.  A Participant’s SCP Account consists of Share Units allocated to his or her SCP Account prior to the merger of the SCP into the Plan.  The value of a Share Unit as of any date of determination shall equal the Fair Market Value of a share of Company Stock as of such date.  If the Company pays a cash dividend or other cash distribution on shares of Company Stock, the Participant’s SCP Account shall be credited with dividend equivalents in the form of additional Share Units, determined by multiplying the number of Share Units by the per share dividend paid on Company Stock, and then dividing the result by the Fair Market Value of a share of Company Stock on the crediting date.  A Participant shall not be allowed to re-allocate his or her SCP Account into other investment options that may be available under the Plan.

PART VIII.  ADMINISTRATIVE PROVISIONS APPLICABLE TO PARTS II THROUGH VII

Section 1.  Administration.

1.1  Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Section 5.

(a)Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) (the “Ex-CEO”) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.  The Committee may be terminated (and a replacement appointed) by the trustee of the Trust only with the approval of the Ex-CEO, and may not be terminated by the Company.  Notwithstanding the foregoing, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 3.2.

(b)Expenses of the Committee.  The Participating Employer shall (i) pay all reasonable expenses and fees of the Committee, and (ii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

1.2  Withholding.  The Participating Employer shall satisfy any state or federal income or other tax withholding obligation arising upon distribution of a Participant’s Accounts.  The Participant shall pay or provide for payment in cash of the amount of any taxes which the Participating Employer may be required to withhold with respect to the benefits hereunder.  Without limiting the Participating Employer’s authority to satisfy the withholding obligation from other sources, the Participating Employer may satisfy any withholding requirements with respect to the Plan by withholding wages, salary or bonus amounts otherwise payable to Participants.

1.3  Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee, each member thereof, and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

1.4  Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

1.5  Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

1.6  Rights in Acquired Stock.  This Section 1.6 shall apply to any Company Stock held in a Participant’s Account.

(a)Power to Vote Stock Rests With Trustee.  The power to vote any stock held by the trustee of the Trust shall rest solely with such trustee, who shall vote such stock in the same proportion that the other shareholders vote their shares of stock of the Company.  For purposes of this Section 1.6(a), in determining how other shareholders voted, the trustee shall take into account the votes of shareholders with respect to all classes of voting stock.

(b)Tender Offers.  In the case of a tender offer for the Company Stock, the trustee of the Trust shall tender the shares of Company Stock held by the Trust only if more than fifty percent (50%) of the shares of Company Stock held outside the Trust are tendered by the shareholders.

(c)Dividends.  Except as otherwise provided in the Plan, all ordinary dividends on Company Stock held in Trust shall be held by the trustee and reinvested as directed by the Committee.

1.7  Payments of Installment and Scheduled Distributions.  Any installment distributions or scheduled distributions made under the Plan shall be made within four weekly payroll cycles starting with the first (1st) business day of the month immediately following the month during which the date for which such distribution falls.

Section 2.  Amendment and Termination.  The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Section 3. Each Participating Employer may also terminate its participation in the Plan.

2.1  Amendments. The Company, by action taken by the Committee, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Committee may delegate the authority to amend the Plan without the consent of the Board of Directors or the Committee for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the document; and (iv) making such other amendments as the Committee may authorize.

2.2  Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the times provided elsewhere in this Plan.

Section 3.  Informal Funding.

3.1  General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Section 3. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

3.2  Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

Section 4.  Beneficiaries.

4.1  General.  The Participant shall designate a Beneficiary on the forms provided by the Committee or on such terms and conditions as the Committee may prescribe.  No such designation shall become effective unless filed with the Committee during the Participant’s lifetime.  Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary.  A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

4.2  No Beneficiary.  If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.  If there is no personal representative of the Participant’s estate duly appointed and acting in that capacity within sixty (60) days after the Participant’s death, then all payments due under the Plan shall be payable to the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder pursuant to the laws of intestate successions or other statutory provisions in effect at the Participant’s death in the state in which the Participant resided.  In the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but shall instead be paid (i) to that person’s living parent(s) to act as custodian, (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold funds for the minor under the Uniform Transfer of Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor of, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited or made with the court having jurisdiction over the estate of the minor.

Section 5.  Claims.

5.1  Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)In General. Notice of a denial of benefits will be provided within ninety (90) days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

5.2  Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions.

(a)In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.  The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(c)Decisions Final.  All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

5.3  Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if two-thirds (2/3rds) of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.  The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

5.4  Expenses of Appeals Committee.  Each Participating Employer shall, with respect to the Appeals Committee identified under this Section 5: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

5.5  Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 3.2, the prevailing Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees.

5.6  Arbitration.

(a)Prior to Change in Control. If, prior to a Change in Control, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in this Section 5, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator.  Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within twenty-one (21) days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Unless the parties agree otherwise, within sixty (60) days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within thirty (30) days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 5.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 5.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

(b)Upon Change in Control. If, upon the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Participating Employer out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company or its Board of Directors, a Participating Employer, the Committee, or the Appeals Committee.

Section 6.  General Provisions.

6.1  Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

6.2  No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

6.3  No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

6.4  Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

Science Applications International Corporation

Attn: Corporate Benefits

1710 SAIC Drive

McLean, VA 22102

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of  the Participant.

6.5  Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

6.6  Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

6.7  Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

6.8  Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. In the event the Committee is unable to locate a Participant or Beneficiary within two (2) years following the date a payment was to be commence under the Plan, the Participant’s entire Account shall be forfeited.  Further, if any benefit payment (by check or other form of payment) to a Participant or Beneficiary remains uncashed or unclaimed for two (2) years following its delivery to the last known address of the Participant or Beneficiary, the amount of such benefit payment shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, the benefit shall be reinstated without interest or earnings from the date of the forfeiture, and distribution of such benefits shall be made in the manner determined by the Committee.

6.9  Facility of Payment to a Minor.  If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

6.10Right of Recoupment.  Notwithstanding anything to the contrary in the Plan or any part thereof, and notwithstanding any provisions in any deferral election or other agreement with respect to the Plan, payments made under the Plan and Accounts under the Plan shall be subject to recoupment or reduction by the Company pursuant to the Company’s recoupment policy, as amended (the “Recoupment Policy”).  Although consent to the Recoupment Policy by a Participant is not a prerequisite to the effectiveness of the Recoupment Policy with respect to the Participant, the filing of an election by a Participant with respect to any deferral under the Plan shall be deemed to constitute consent by the Participant to the terms and conditions of the Recoupment Policy with respect to all deferrals under the Plan.  For purposes of clarity, to the extent provided by the Recoupment Policy, a Participant may be required to return certain payments of Plan benefits made to the Participant, and payments that otherwise would have been made to the Participant with respect to the Participant’s Account under the Plan may be reduced or entirely eliminated.  Such actions may be taken pursuant to the Recoupment Policy without regard to whether such payments and the Participant’s Account were otherwise vested.

6.11Governing Law. To the extent not preempted by ERISA, the laws of the State of Delaware shall govern the construction and administration of the Plan.

*  *  *  * *

IN WITNESS WHEREOF, the Company has signed this Plan Document as of the 9 day of January, 2015, to the effective as of the Effective Date.

Science Applications International Corporation

By: _/s/ Kimberly S. Admire_____________

Its: _________________________________